INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of Computer Concepts Corp. on Form S-8 (being filed herewith) of our report dated February 27, 1998 (except for Note 2 which is dated March 18, 1998), which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Computer Concepts Corp. for the year ended December 31, 1997.

/s/ Hays & Company
Hays & Company
February 11, 1999
New York, New York